Exhibit 99.1

VITAMIN SHOPPE, INC.	NEWS RELEASE
2101 91st Street
North Bergen, NJ 07047
(201) 624-3000www.vitaminshoppe.com

Vitamin Shoppe, Inc. Announces Fiscal Fourth Quarter and Full Year 2010 Results

Company Promotes Truesdale to CEO and Archbold to President

Fourth Quarter Highlights:

•	Comparable store sales grew 6.5%

•	Net sales increased 11.0%

•	Income from operations increased 54.0%

•	Net income more than tripled

•	Opened 12 stores during the quarter

NORTH BERGEN, N.J., February 16, 2011 — Vitamin Shoppe, Inc. (NYSE: VSI), a leading specialty retailer and direct marketer of nutritional products, today announced preliminary results for its fiscal fourth quarter and full year 2010 ended December 25, 2010. In addition, the Company has announced the promotion of Anthony Truesdale to CEO and Michael Archbold to President. Rick Markee will be Executive Chairman of the Company as well as maintain his position as Chairman of the Board. All management changes are effective April 4, 2011.

Commenting on the record results, Rick Markee, Chairman and Chief Executive Officer of the Company stated, "I am very pleased with our overall performance as we continue to build momentum in the business through new-unit expansion, driving comparable store sales growth and maximizing our direct sales opportunities. The fact that we have consistently delivered positive same store growth is an indication of the strength of the Vitamin Shoppe brand and reflects our relentless focus on optimizing the opportunities in our core business.”

Added Mr. Markee, “We are optimistic about the outlook for the current year, and are encouraged by the healthy trends in consumer demand and foot traffic in our stores. In 2011, we plan to increase our store base by 10% and drive 4 to 5 percent comparable store sales growth through consistent focus on our growth strategy. Strategically and financially, many initiatives were undertaken in 2010, our first full year as a public company. We believe these initiatives have positioned Vitamin Shoppe to deliver ongoing positive comparable store sales and profitable growth.”

Management Changes

The Company also announced executive management promotions which will become effective April 4, 2011. Rick Markee will continue to be Executive Chairman of the Company as well as maintain his position as Chairman of the Board, while Anthony Truesdale will assume the role of Chief Executive Officer. Michael Archbold has been named President of the Company and will maintain his position as Chief Operating Officer. In addition, Brenda Galgano has been appointed Chief Financial Officer (CFO) and will join the Company April 4, 2011. Ms. Galgano was most recently CFO and Treasurer at the grocer The Great Atlantic & Pacific Tea Company, Inc. (A&P).

“It is a great testament to the strength and depth of our management bench that we can promote Tony and Mike, as well as attract a candidate like Brenda to join the Vitamin Shoppe team,” added Markee.

Fiscal Fourth Quarter 2010 Results

Net sales increased $17.9 million, or 11.0%, to $180.3 million for the three months ended December 25, 2010, compared with $162.4 million for the three months ended December 26, 2009. The increase was the result of the growth in comparable store sales predominantly driven by traffic, continued strong performance from new stores and a 6.1% increase in direct sales driven by further expansion in Vitamin Shoppe’s online business.

Overall store sales for the three months ended December 25, 2010 grew as a result of an increase in non-comparable store sales of $7.4 million and an increase in comparable store sales of $9.3 million, or 6.5%. The Company opened 12 stores in the quarter and 47 for the full year. Total store count was 484 as of December 25, 2010, compared with 438 as of December 26, 2009.

Cost of goods sold, which includes product, warehouse, distribution and occupancy costs, increased $10.0 million, or 9.0%, to $120.6 million for the three months ended December 25, 2010, compared with $110.6 million for the three months ended December 26, 2009.

Gross profit increased $7.9 million, or 15.3%, to $59.7 million for the three months ended December 25, 2010, compared with $51.8 million for the three months ended December 26, 2009. Gross profit as a percentage of sales was 33.1% for the quarter ended December 25, 2010, compared with 31.9% for the comparable prior year period. The improvement reflects improved purchasing, effective inventory management and leverage on occupancy driven by the strong comparable sales performance.

Selling, general and administrative expenses (“SG&A”), including operating payroll and related benefits, advertising and promotion expense, depreciation and amortization, and other SG&A, increased $4.8 million, or 11.2%, to $47.4 million for the three months ended December 25, 2010, compared with $42.6 million for the three months ended December 26, 2009. SG&A as a percentage of net sales was 26.3% for the quarter compared to 26.2% for the comparable prior year period.

Fiscal fourth quarter 2010 SG&A includes $0.3 million of expenses incurred in connection with the secondary stock offering completed in the fourth quarter which equates to approximately $0.01 per share.

Income from operations increased $4.3 million, or 54.0%, to $12.3 million for the three months ended December 25, 2010, compared with $8.0 million for the three months ended December 26, 2009. Income from operations as a percentage of net sales increased to 6.8% for the 2010 quarter, compared with 4.9% for the comparable prior year period. Net income increased $4.1 million to $6.0 million for the three months ended December 25, 2010, compared with $1.9 million for the three months ended December 26, 2009. Net income also benefited from significantly lower interest expense versus the same period in 2009.

Earnings per diluted share increased to $0.21 in fiscal fourth quarter 2010 from $0.04 per share in the comparable period of the prior year. Excluding the one-time costs associated with the secondary offering, earnings per diluted share for the quarter would have been $0.22.

Balance Sheet and Cash Flow

During the fourth quarter 2010, the Company repurchased $20.0 million of outstanding floating rate notes. For the full year, the Company reduced its outstanding debt by $47.0 million, and ended the year with total outstanding debt of $73.1 million. Cash and equivalents at December 25, 2010 were $26.0 million, up from $8.8 million at December 26, 2009.

Subsequent to year end, the Company announced two finance-related transactions. Vitamin Shoppe, Inc. amended and restated its Loan and Security Agreement with J.P. Morgan Chase dated September 25, 2009, providing for a term loan of $25.0 million, with a maturity date of January 18, 2013, and extending the maturity date of the existing $70.0 million revolving credit facility an additional two years to September 25, 2015.

Utilizing the proceeds from the new term loan, cash available on the balance sheet and the available credit facility the Company’s subsidiary, Vitamin Shoppe Industries, Inc., announced the planned redemption on February 22, 2011 (the “Redemption Date”) of the remaining $55.1 million of its Second Priority Senior Secured Floating Rate Notes due 2012. The redemption price for the Notes will be 100% of the principal amount of the redeemed Notes, plus accrued and unpaid interest to the Redemption Date. As a result of the planned redemption, the Company expects to report a pretax loss on extinguishment of debt of approximately $0.6 million in the first quarter of 2011.

Capital expenditures were $4.2 million for the fiscal fourth quarter and $18.4 million for the year. The majority of these funds were expended on new store openings.

Fiscal Year 2010 Highlights

•	Comparable store sales grew 7.1% for the fiscal year

•	Net sales increased 11.4%

•	Income from operations increased 44.3%

•	Net income more than doubled

•	Opened 47 stores during the year

2011 Outlook

For the current fiscal year, management is confirming its previously issued outlook and expects:

•	10% new-store growth (approximately 48 new stores)

•	Approximately $23 million in capital expenditures

•	A 4% to 5% increase in comparable store sales

•	Continued improvement in EBIT margin reflecting continuing maturation of the store base, leverage on depreciation and amortization and corporate expenses

Webcast

The Company will webcast a conference call at 10:00 am Eastern Time today to discuss its fiscal fourth quarter 2010 results. Interested investors and other parties may listen to the simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.vitaminshoppe.com. The on-line replay will be available immediately following the call. A telephonic replay will be available approximately one hour after the call’s completion and can be accessed by dialing 1-888-286-8010 or for international callers, 1-617-801-6888. The passcode for the replay is 59310372. The replay will be available until February 23, 2011.

About Vitamin Shoppe, Inc. (NYSE: VSI)

Vitamin Shoppe is a leading specialty retailer and direct marketer of nutritional products based in North Bergen, New Jersey. The Company sells vitamins, minerals, nutritional supplements, herbs, sports nutrition formulas, homeopathic remedies, green living products, and health and beauty aids to customers located primarily in the United States. The Company carries national brand products as well as exclusive products under the Vitamin Shoppe, MD Select, and VS Basics proprietary brands. The Vitamin Shoppe conducts business through more than 480

Company-owned retail stores, national mail order catalogs, and websites, www.VitaminShoppe.com and www.EcoShoppe.com, and has a social community site at www.VSconnect.com.

Forward Looking Statement

Certain statements in this press release are “forward-looking statements”. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms and other factors which are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2009 and in all filings with the Securities Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

CONTACTS:

Investors:

Michael G. Archbold

Chief Financial Officer

201-624–3611

Or:

Kathleen Heaney

646-912-3844

ir@vitaminshoppe.com

Media:

Susan McLaughlin

Director Corporate Communications

201-624-3134

smclaughlin@vitaminshoppe.com

Or:

Allison & Partners

Tiffani Carter

646-428-0613

vitaminshoppe@allisonpr.com

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	December 25,	December 26,	December 25,	December 26,
	2010	2009	2010	2009

Net sales	$180,276	$162,398	$751,482	$674,495
Cost of goods sold	120,618	110,639	501,948	457,573

Gross profit	59,658	51,759	249,534	216,922
Selling, general and administrative expenses	47,368	42,592	189,872	173,144
Related party expenses	—	1,186	—	2,446

Income from operations	12,290	7,981	59,662	41,332
Loss on extinguishment of debt	229	1,753	1,349	2,016
Interest expense	1,847	4,131	9,517	18,636

Income before provision for income taxes	10,214	2,097	48,796	20,680
Provision for income taxes	4,252	234	19,550	8,014

Net income	5,962	1,863	29,246	12,666

Preferred stock dividends in arrears	—	893	—	7,692

Net income applicable to common shareholders	$5,962	$970	$29,246	$4,974

Earnings per share:
Weighted average shares outstanding:
Basic	28,026,972	22,455,694	27,390,419	16,238,338
Diluted	28,889,861	23,607,922	28,338,788	17,748,371
Net income per share
Basic	$0.21	$0.04	$1.07	$0.31
Diluted	$0.21	$0.04	$1.03	$0.28

SEGMENT DATA, KEY PERFORMANCE INDICATORS AND STORE INFO

($ in thousands)

(unaudited)

	Three Months Ended		Fiscal Year Ended
	December 25, 2010	December 26, 2009	December 25, 2010	December 26, 2009
Sales:
Retail	$159,991	$143,272	$668,008	$596,253
Direct	20,285	19,126	83,474	78,242

Net sales	180,276	162,398	751,482	674,495

Income from operations:
Retail	$27,872	$22,732	118,319	94,494
Direct	3,282	3,817	14,863	15,126
Corporate Costs	(18,864)	(18,568)	(73,520)	(68,288)

Income from operations	$12,290	$7,981	$59,662	$41,332

Increase in comparable store net sales	6.5%	7.0%	7.1%	5.2%
Depreciation and Amortization	$4,987	$4,615	$21,112	$21,095
Impairment charge on fixed assets	$—	$—	$1,326	$—
Amortization of deferred financing fees	$128	$350	$740	$1,227

Gross profit as a percent of net sales	33.1%	31.9%	33.2%	32.2%
Income from operations as a percent of net sales	6.8%	4.9%	7.9%	6.1%

Store Data:
Stores open at beginning of period	472	434	438	401
Stores opened	12	5	47	39
Stores closed	—	(1)	(1)	(2)

Stores open at end of period	484	438	484	438

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

($ in thousands, except per share data)

(Unaudited)

	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$25,968	$8,797
Inventories	111,305	106,091
Prepaid expenses and other current assets	13,612	13,401
Deferred income taxes	4,033	5,145

Total current assets	154,918	133,434
Property and equipment, net	80,949	83,960
Goodwill	177,248	177,248
Other intangibles, net	69,718	70,356
Other assets:
Deferred financing fees, net of accumulated amortization of $1,961 and $2,856, respectively	816	2,384
Other	2,068	1,875

Total other assets	2,884	4,259

Total assets	$485,717	$469,257

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$20,000
Current portion of capital lease obligations	1,711	1,537
Revolving credit facility	18,000	—
Accounts payable	18,994	25,075
Deferred sales	15,929	14,386
Accrued salaries and related expenses	9,573	7,551
Other accrued expenses	14,752	14,469

Total current liabilities	78,959	83,018
Long-term debt	55,106	100,106
Capital lease obligations, net of current portion	977	2,303
Deferred income taxes	20,595	19,945
Other long-term liabilities	5,304	4,766
Deferred rent	27,080	24,768

Commitments and contingencies

Stockholders’ equity:
Preferred stock $0.01 par value; 250,000,000 shares authorized and no shares issued and outstanding at December 25, 2010 and December 26, 2009.	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 28,627,897 shares issued and outstanding at December 25, 2010, and 26,750,423 shares outstanding at December 26, 2009	286	268
Additional paid-in capital	243,558	210,359
Accumulated other comprehensive loss	—	(882)
Retained earnings	53,852	24,606

Total stockholders’ equity	297,696	234,351

Total liabilities and stockholders’ equity	$485,717	$469,257